October 23, 2008

Dear Clients and Friends,

As we all experience unprecedented economic challenges in the US and world economy, we wanted to take a moment to reassure you of the safety and stability of your deposits with Sandy Spring Bank. To be absolutely clear: your relationship with Sandy Spring remains unchanged and completely secure.

Unlike many financial institutions that have been in the headlines recently, Sandy Spring Bank reported a healthy third quarter profit today. In contrast to the troubled banks you’ve read or heard about, Sandy Spring Bank has no exposure to risky subprime loans, structured investment vehicles, or collateralized debt obligations. We are a retail and commercial bank, serving individuals, families and local businesses in our communities. While we do provide mortgages, we have never relaxed our lending criteria to include high-risk loans – nor encouraged clients to take on more debt than they could reasonably manage. This would not be in the best interest of our clients, or our company, and it is not how we have done business for the last 140 years.

Sandy Spring Bank is the oldest Maryland-based bank in operation today and we have recently expanded our presence into the vibrant Northern Virginia market. Since 1868 and throughout our history, we’ve weathered many ups and downs in the economy, and always emerged strong and stable. Our track record speaks for itself. It speaks of our commitment to serving our clients and communities, through careful, safe, and thoughtful financial services.

Today, with the release of our 2008 third quarter earnings statement, we assure you once again that, as always, we are solid, profitable and well capitalized. The economic downturn is only affecting our business in the sense that profits have not reached our set expectations. Our clients’ FDIC insured deposits are completely secure, and, in fact, the government has temporarily (until December 31, 2009) increased the limits of deposit insurance from $100,000 to $250,000. New coverage rules also allow you to name any individual as the beneficiary of your bank accounts, thereby letting you qualify for FDIC coverage for more accounts. In addition, non-interest bearing transaction deposit accounts are now covered in their entirety through December 31, 2009. For more information on FDIC coverage, please go to www.sandyspringbank.com and click on the link in the top right-hand corner.

If you already know that all of your bank accounts are fully FDIC insured, there is no need to do anything different with your deposits. But if you have any questions at all, we are here to help you.

Our first priority is to always operate in your best interests. Our long history of success has proven that this guiding philosophy stands up to the test of time, change and growth. Sandy Spring Bank continues to serve our clients and our communities profitably and successfully, and we will weather the current economic climate as we have in the past. Thank you for entrusting your business to us.

Sincerely,

Hunter R. Hollar	Daniel J. Schrider
Chairman & Chief Executive Officer	President

17801 Georgia Ave., Olney, Maryland 20832
1-800-399-5919 ∙ 301-774-6400 ∙ www.sandyspringbank.com